Company Press Release

BPI PACKAGING TECHNOLOGIES ANNOUNCES APPOINTMENT OF
NEW AUDIT FIRM

N. DIGHTON, Mass.--July 30, 1998--BPI Packaging Technologies, ("the Company") [NASDAQ/NMS: "BPIE" (Common Stock)], Board of Directors today announced the engagement of a new audit firm, Livingston and Haynes, P.C. ("L&H") of Wellesley, Mass., replacing PricewaterhouseCoopers, LLP ("PWC"), the Company's former audit firm.

C. Jill Beresford, Chairman and Chief Executive Officer, stated, "We are looking forward to working with the L&H audit team for three reasons: First, L&H has been providing audit, accounting and tax services to clients for over 70 years and has significant experience in SEC engagements.

Second, BPI has seen a rapid, professional and accurate response in working with L&H. The combination of their size and proximity to the Company has already demonstrated a level of service that the new management team expects from its auditors. Also, an important part of my job is providing the Company's shareholders with timely, accurate and orderly financial communications. For whatever reasons the Company has been historically late in SEC filings, the new management team intends to change the Company's past pattern of behavior. L&H clearly understands this management objective.

Third, Steve St. Louis, the Company's Vice President of Finance and Administration, has experience in working with L&H in the past. Mr. St. Louis began working with the Company in March 1998 and his contribution has been extremely positive. Mr. St. Louis' knowledge in working with L&H will significantly minimize any transition issues normally associated with a move to a new audit firm."

Ms. Beresford concluded, "L&H, with the cooperation of PWC, is currently reviewing the Company's Registration Statement on Form S-1 and the Form 10-Q, for quarter ended June 30, 1998, which will be filed on time by August 14, 1998."

BPI Packaging Technologies Inc. is a leading manufacturer of proprietary thin, clear film for tissue and bundle overwrap, proprietary plastic carryout bags sold to convenience stores and produce departments of supermarkets and proprietary in-store advertising and promotion products.

Certain statements contained in this press release are not based on historical facts, but are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Actual events and results may materially differ from anticipated results described in such statements.




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Contact:

     BPI Packaging Technologies Inc.
     C. Jill Beresford, 508/824-8636
            or
     Tower Research Associates
     Arthur Stupay, 216/861-4816